Exhibit 10.1

TRANSITIONAL SERVICES AGREEMENT

This Transitional Services Agreement (the “Agreement”) is dated as of [ ] 2026, between ABVC BioPharma, Inc., a Nevada corporation (“Parent”), and BioKey (Cayman), Inc., a Cayman Islands exempted company with limited liability (“Subsidiary”). As used herein, Parent on the one hand, and Subsidiary, on the other hand, are sometimes referred to individually as a “Party”, or together, as “Parties”.

WHEREAS, prior to the Distribution (as defined below), Subsidiary is a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to separate the Subsidiary’s business from that of the Parent through a spin-off transaction;

WHEREAS, following the consummation of the distribution (the “Distribution”) contemplated by the Separation and Distribution Agreement dated of even date herewith among Parent and Subsidiary (the “Separation Agreement”), Subsidiary desires that Parent provide certain administrative services to Subsidiary; and

WHEREAS, subject to the terms and conditions of this Agreement, each Party is willing to provide the other Party with such services for a transitional period.

NOW, THEREFORE, the parties agree as follows:

Section 1. Services. Commencing at the time of the Distribution, Parent agrees to provide, or to coordinate the provision by others, to Subsidiary the transitional services set forth on Exhibit A hereto (the “Services”). Without limiting the foregoing, the Parties may modify the Services from time to time and may identify additional services to incorporate into this Agreement via the written consent of both parties, which shall not be unreasonably withheld.

Section 2. Provision of Services.

(a) In providing the Services Parent may, subject to the prior written consent of Subsidiary, employ consultants and other advisors in addition to utilizing its own employees, in accordance with Section 6 hereof. Such Services are intended to be generally comparable in type and quantity to that which Parent provided to Subsidiary, its affiliates and its businesses prior to the Distribution.

(b) Limitation of Liability; Indemnification of Subsidiary. Parent shall have no liability to Subsidiary with respect to Parent’s furnishing any of the Services hereunder, including Services provided by any subcontractor or other personnel appointed pursuant to Section 6 hereof, except for liabilities arising out of willful misconduct or gross negligence occurring after the Distribution. Parent will indemnify, defend and hold harmless Subsidiary, its affiliates and its businesses in respect of all liabilities related to, arising from, asserted against or associated with such willful misconduct or gross negligence. Such indemnification obligation shall be a liability of Parent. In no event shall Parent have any liability for any incidental, indirect, special or consequential damages, whether caused by or resulting from negligence or breach of obligations hereunder and whether or not aware of the possibility of the existence of such damages.

(c) Limitation of Liability; Indemnification of Parent. Subsidiary shall indemnify and hold harmless Parent, its affiliates and its businesses in respect of all liabilities related to, arising from, asserted against or associated with Parent’s furnishing or failing to furnish the Services provided for in this Agreement, other than liabilities arising out of the willful misconduct or gross negligence of Parent following the Distribution. Such indemnification obligation shall be a liability of Subsidiary. In no event shall Subsidiary have any liability for any incidental, indirect, special or consequential damages, whether caused by or resulting from negligence or breach of obligations hereunder and whether informed or aware of the possibility of the existence of such damages.

(d) Subrogation of Rights Vis-A-Vis Third Party Contractors. In the event any liability arises from the performance of Services hereunder by a third party contractor, upon indemnification of Parent and/or its representatives, including but not limited to Parent’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors and consultants, Subsidiary shall be subrogated to such rights, if any, as Parent may have against such third party contractor with respect to the Services provided by such third party contractor.

(e) Laws and Governmental Regulations. Subsidiary shall be solely responsible for compliance with all applicable laws, rules and regulations.

(f) Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no actions of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Section 3. Term; Standard of Care. Parent shall provide the Services to Subsidiary as Subsidiary may request for a period of up to six (6) months from the date of the Distribution (“Term”); provided that, such initial Term may be extended thereafter for subsequent three month terms in whole or in part by mutual agreement of the Parties; provided, further, that Subsidiary may terminate the Services at any time and for any reason on not less than ten (10) business days’ prior written notice to Parent. In providing the Services hereunder, Parent will exercise the same degree of care as it has exercised in providing such Services to its affiliates prior to the date hereof.

Section 4. Designated Representatives.

(a) Appointment. Each Party shall designate its Chief Executive Officer as its representative (each, a “Designated Representative”) for the Term. The Designated Representatives shall oversee the implementation and application of this Agreement and shall always reasonably and in good faith attempt to resolve any dispute between the Parties. Each Party shall have the right to designate an alternative senior officer of comparable authority to act in place of its Chief Executive Officer as its Designated Representative upon reasonable prior written notice to the other Party.

(b) Decision Making. All decisions of the Designated Representatives under this Agreement shall be taken unanimously. If the Designated Representatives fail to make a decision, resolve a dispute, or agree upon any necessary action within thirty (30) days, or if a Party so requests in the event of a material breach of this Agreement, the dispute shall be referred to an independent senior officer of each Party, neither of whom shall have any direct oversight or responsibility for the subject matter in dispute, who shall attempt within a period of thirty (30) days thereafter to conclusively resolve any such unresolved issue, which such decision shall be final and binding on all Parties. In the event that such senior officers are unable to conclusively resolve the dispute within such thirty (30) day period, the dispute shall be referred to and finally resolved by binding arbitration in accordance with Section 9(n) hereof.

(c) Consultation. During the Term, the Designated Representatives shall consult, in person or via teleconference, at least once each fiscal quarter, or less frequently if agreed by the Designated Representatives. In addition, the Designated Representatives shall consult as often as necessary to promptly resolve any disputes submitted by any representative of either Party.

Section 5. Compensation.

(a) Charges for Services. Subsidiary will pay Parent the charges, if any, set forth on Exhibit A hereto (collectively, the “Transition Services Schedules”) for the Services set forth herein as may be adjusted, from time to time, in accordance with this Agreement; provided that, if no charges are specifically indicated otherwise on the Transition Services Schedules, the cost of Services provided under the Transitional Services Schedules will be charged at a flat fee of $5,000 per month. The Parties intend, having regard to the reciprocal and transitional nature of the Agreement as well as other factors, for the charges to be easy to administer and justify; and therefore, recognize it may be counter-productive to try and recover every cost, charge or expense, particularly those which are insignificant or de minimis.

(b) Taxes. The fees and charges payable under this Agreement are exclusive of any sales tax or excise tax or other similar charges which may be imposed by a governmental authority. Each Party agrees to remit to the other any such charges promptly upon being billed by the other Party.

(c) Corrections/Adjustments. The Parties agree to develop, through the Designated Representatives or their Boards of Directors, mutually acceptable reasonable processes and procedures for conducting any reviews and adjusting thereof. Payments will then be promptly billed and paid.

Section 6. Personnel.

(a) Right to designate and change personnel. Parent will have the right to designate which personnel it will assign to perform such Services. Parent also will have the right to remove and replace any such personnel at any time or designate any of its affiliates or a Subcontractor (as defined below) at any time to perform the Services, subject to the provisions of Section 6(c) hereof: provided, however, that Parent will use Commercially Reasonable Efforts (as defined below) to limit the disruption to Subsidiary in the transition of the Services to different personnel or to a Subcontractor. In the event that personnel with the designated level of experience are not then employed by Parent, Parent will use Commercially Reasonable Efforts to provide such personnel or Subcontractor personnel having an adequate level of experience; provided, however, that Parent will have no obligation to retain any individual employee for the sole purpose of providing the applicable Services. For the purposes of this Agreement, the term “Commercially Reasonable Efforts” means the efforts that a reasonable and prudent person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type envisaged by this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the person subject to that obligation to assume any material obligations or pay any material amounts to a third party.

(b) Financial Responsibility. Parent will pay for all personnel expenses, including wages, of its employees performing the Services.

(c) Service Managers and Chief Representatives. During the Term of this Agreement, Parent will appoint (i) one of its employees (the “Service Manager”) who will have overall responsibility for managing and coordinating the delivery of the Services and who shall serve as such Party’s Designated Representative and (ii) one of its employees for each service as indicated in each Transition Services Schedule (the “Chief Representative”). The Service Manager and the Chief Representatives will coordinate and consult with Subsidiary. Parent may, at its discretion, select other individuals to serve in these capacities during the Term upon providing notice to the other Party. For the avoidance of doubt, a Chief Representative may serve as such in respect of one or more Transition Services Schedules.

(d) Subcontractors.

(1)	Subcontractors. Parent may, subject to Section 6(d)(2) hereof, engage a “Subcontractor” to perform all or any portion of Parent’s duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Section 9(m) of this Agreement regarding confidentiality and non-use of information, and provided further that Parent remains responsible for the performance of such Subcontractor and for paying the Subcontractor. As used in this Agreement, “Subcontractor” will mean any person or entity engaged to perform hereunder, other than employees of Parent or its affiliates.

(2)	Assignment. In the event of any subcontracting by Parent to a non-affiliate of Parent of all or any portion of Parent’s duties under this Agreement, Parent shall assign and transfer to Subsidiary the full benefit of all such non-affiliate subcontractor’s performance covenants, guarantees, warranties or indemnities (if any), to the extent same are transferable or assignable, in the respect of the portion of the Services provided to Subsidiary pursuant to such subcontracting; and if such guarantees, warranties, indemnities and benefits are not assignable, Parent shall use Commercially Reasonable Efforts to procure the benefit of same for Subsidiary through other legal permissible means. Parent will also reasonably endeavor to permit the assignment of any Subcontractor engagement to Subsidiary or its affiliates at the request of Subsidiary upon termination of Service hereunder.

(e) Insurance. Each Party shall obtain and maintain at its own expense insurance of the type generally maintained in the ordinary course of its business. Except as otherwise specified in the Transition Services Schedules, Parent shall not be required to obtain and maintain any insurance in relation to providing any Service.

Section 7. Consents of Third Parties. Each Party shall use commercially reasonable efforts, at the other Party’s direction and expense, to obtain any consents from third parties necessary for the continuation of the requested Services; provided, that such Party shall have no obligation to provide Services for which such consent is required and shall not have been obtained, despite such Party’s use of commercially reasonable efforts to obtain such consent.

Section 8. Disclaimer of Warranties. SUBJECT TO SECTION 3 HEREOF, EACH OF THE PARTIES DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER. NEITHER PARENT NOR SUBSIDIARY MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

Section 9. Miscellaneous Provisions.

(a) Complete Agreement; Construction. This Agreement, the Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. Except with respect to tax matters, in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of this Agreement (including amendments hereto) shall control.

(b) Modification or Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

(c) Counterparts. This Agreement and each Ancillary Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

(d) Governing Law. This Agreement, except as expressly provided herein, and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada, irrespective of the choice of laws principles of the State of Nevada as to all matters, including matters of validity, construction, effect, enforceability, performance, and remedies.

(e) Notices. Any notice, request or other document required or permitted to be given or delivered pursuant hereto shall be delivered in accordance with the notice provisions of the Separation Agreement.

(f) Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

(g) Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Parent Indemnitee or Subsidiary Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

(h) Assignability. The provisions of this Agreement, each Ancillary Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

(i) Certain Obligations. Whenever this Agreement requires any of the Subsidiaries of any Party to take any action, this Agreement will be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

(j) Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled, in addition to any other remedy or relief to which they may be entitled, to injunctive relief (including provisional or temporary injunctive relief) to enforce specifically the terms and provisions hereof and enforcement of any such award of an arbitral tribunal in any court of the United States, or any other court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction.

(k) Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

(l) Cooperation; Further Assurances. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision of the Services. Each Party will take such actions as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

(m) Records; Confidentiality. Each Party shall keep full and detailed records dealing with all aspects of the Services performed by it and shall provide access to the other Party to such records at all reasonable times. Each Party hereto shall keep, and shall cause its officer, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives (“Representatives”) to keep the other Party’s information, whether furnished orally or in writing or by any other means or gathered by inspection and regardless of whether the same is specifically marked or designated as “confidential” or “proprietary,” together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving Party or any of its Representatives which contain or otherwise reflect such information, together with any and all copies, extracts or other reproductions of any of the same (the “Information”), strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information, and who agree to be bound by this Section 9(m) and not to disclose such Information to any other person. Without the prior written consent of the other parties, neither Party nor any of its respective Representatives shall disclose the other Party’s Information to any person or entity except as may be required by law or judicial process and in accordance with this Section 9(m). The term “Information” does not include information that: (i) is or becomes generally available to the public through no wrongful act of the receiving Party or its Representatives; (ii) is or becomes available to the receiving Party on a non-confidential basis from a source other than the providing Party or its Representatives, provided that such source is not known by the receiving Party to be subject to a confidentiality agreement with the providing Party; or (iii) has been independently acquired or developed by the receiving Party without violation of any of the obligations of the receiving Party or its Representatives under this Agreement.

(n) Arbitration. Any dispute with respect to this Agreement or any Transaction Document shall be arbitrated in Alameda County, California, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. There will be a single neutral arbitrator selected who resides in Alameda County, California. The American Arbitration Association will provide a list of five (5) neutral arbitrators. The claimant and respondent will take turns, with the respondent going first, striking one name at a time from the list of five neutral arbitrators. Each Party will have no more than twenty-four (24) hours to take its turn striking the name of a neutral arbitrator. The final remaining arbitrator will serve as the neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitrator’s award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement or any Ancillary Agreement, seek from any California court having jurisdiction, any interim or provisional relief that is necessary to protect the rights and/or property of that Party, pending the determination of the arbitrator.

(o) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(o).

(p) Waivers of Default. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(q) Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, all covenants, representations, and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive after the Distribution Date and remain in full force and effect in accordance with their applicable terms.

(r) Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Separation or the Distribution is consummated, all third party fees, costs and expenses paid or incurred in connection with the Separation and Distribution shall be paid by Parent. All such fees, costs, and expenses so advanced shall be repaid by Subsidiary following the Distribution, pursuant to the terms and conditions negotiated by Parent and Subsidiary.

(s) Publicity. Prior to the Distribution, each of Subsidiary and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

(t) Tax Matters. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the Parties with respect to any and all tax matters shall be exclusively governed by the provisions of the Tax Matters Agreement, except as set forth therein.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

ABVC BIOPHARMA, INC.

By:	/s/ Uttam Patil
Name:	Uttam Patil
Title:	Chief Executive Officer

BIOKEY (CAYMAN), INC.

By:	/s/ T.S. Jiang
Name:	T.S. Jiang
Title:	Chief Executive Officer

[Signature Page to Transitional Services Agreement]

Exhibit A

Services

1.	Accounting and Financial Services: General accounting support, accounts payable and accounts receivable processing, payroll administration, tax preparation and compliance, financial reporting and analysis, SEC reporting coordination, internal and external audit support, budgeting and forecasting assistance, treasury and cash management services, and intercompany accounting and reconciliation.

2.	Legal and Compliance Services: General legal support, corporate governance and secretary services, regulatory filings and compliance coordination, contract management and administration, intellectual property management, litigation support, and insurance program administration.

3.	Investor Relations and Corporate Communications: Shareholder communications, press release coordination, investor inquiries and correspondence, annual and quarterly report preparation support, and corporate website maintenance.

4.	Information Technology Services: IT infrastructure and network support, software licensing and application support, data hosting and storage, cybersecurity and data protection services, email and communications systems, IT helpdesk support, and technology migration assistance.

5.	Administrative and Operational Support: Office space and facilities management (as applicable), human resources and benefits administration, procurement and vendor management, records management and document retention, and general administrative services.

6.	Regulatory Documentation and Quality Support: Regulatory filing preparation and submission support (as needed), quality assurance and quality control coordination, product documentation and labeling support, and regulatory agency correspondence management.

7.	Transfer Agent and Shareholder Administration: Transfer agent coordination, shareholder record maintenance, stock plan administration support, and dividend and distribution processing support.